UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2018 (May 15, 2018)

Trimble Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 Stewart Drive, Sunnyvale, California, 94085

(Address of principal executive offices, including zip code)

(408) 481-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On May 15, 2018, Trimble Inc. (the “Company”) entered into a Credit Agreement, by and among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving loan facility in the aggregate principal amount of $1.25 billion and a delayed draw term loan facility in the aggregate principal amount of $500.0 million. As of May 15, 2018, after giving effect to the borrowings made on the closing date, the Company had outstanding $315.0 million aggregate principal amount of revolving loans and no term loans under the Credit Agreement, which term loans may be borrowed only in connection with the consummation of the Viewpoint acquisition referred to below. The proceeds of borrowings under the Credit Agreement on the closing date, together with cash on hand, were used to pay in full the outstanding amounts under, and to terminate, the Company’s existing Five-Year Credit Agreement, dated as of November 24, 2014, as amended, among the Company, the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Credit Agreement permits the Company to add one or more incremental term loan facilities and/or increase the commitments for revolving loans in an aggregate principal amount of up to $500.0 million. Incremental loans are subject to the satisfaction of certain conditions, including obtaining additional commitments from the lenders then party to the Credit Agreement or new lenders. Additionally, the Credit Agreement permits the Company to add one or more bridge facilities for purposes of financing the Acquisition in an aggregate principal amount of up to $1.2 billion, subject to reduction as set forth in the Credit Agreement. Bridge loans are subject to the satisfaction of certain conditions, including obtaining additional commitments from the lenders then party to the Credit Agreement or new lenders.

Use of Proceeds. The proceeds of the revolving loans under the Credit Agreement may be used by the Company for working capital and general corporate purposes, including the financing of acquisitions. Subject to the satisfaction of certain conditions, the Company may use the proceeds from the term loan facility solely to finance the Company’s pending acquisition (the “Acquisition”) of Waterfall Holdings, Inc. and Viewpoint, Inc. (collectively, “Viewpoint”) pursuant to that certain Agreement and Plan of Merger, dated as of April 23, 2018, by and among Waterfall Holdings, Inc., the Company, Jefferson Merger Sub Inc., and Bain Capital Private Equity, LP, the refinancing of certain indebtedness of Viewpoint, and the payment of fees and expenses incurred in connection with the Acquisition and the financing thereof. The commitments for the term loan facility terminate on the earliest to occur of (i) August 28, 2018, (ii) the date of the consummation of the Acquisition and (iii) the termination of the merger agreement for the Acquisition.

Borrowings and Repayments. The Company may borrow, repay and reborrow funds under the revolving facility until its maturity on May 15, 2023, at which time such revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. The Company may borrow funds under the term loan facility in a single drawing prior to the term loan commitment termination date, subject to certain conditions, including the consummation of the Acquisition. The term loans would mature on the third anniversary of their funding date and would not be subject to amortization prior to their maturity date. Revolving loans and term loans may be prepaid and revolving loan commitments and term loan commitments may be permanently reduced by the Company in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary breakage costs for certain types of loans.

Fees. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid quarterly in arrears, ranging from 0.10% to 0.30%, depending on either the Company’s credit rating at such time or the Company’s leverage ratio as of its most recently ended fiscal quarter, whichever results in more favorable pricing to the Company. Commitments under the term loan facility will be subject to a ticking fee, to be payable in arrears on the last day of the Term Ticking Fee Accrual Period (as defined in the Credit Agreement), which shall accrue at 0.20% per annum. The Company is also obligated to pay other customary closing fees, arrangement fees and administration fees for a credit facility of this size and type.

Interest Rate. Borrowings under the Credit Agreement will bear interest, at the Company’s option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum, and (iii) an adjusted LIBOR rate determined on the basis of a one-month interest period, plus 1.00%, in each case, plus a margin of between 0.00% and 0.875%; (b) an adjusted LIBOR rate (based on one, two, three or six-month interest periods), plus a margin of between 1.00% and 1.875%; or (c) an adjusted

EURIBOR rate (based on one, two, three or six-month interest periods), plus a margin of between 1.00% and 1.875%. The applicable margin in each case is determined based on either the Company’s credit rating at such time or the Company’s leverage ratio as of its most recently ended fiscal quarter, whichever results in more favorable pricing to the Company. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at LIBOR rate or EURIBOR rate.

Representations; Covenants. The Credit Agreement contains various customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens and enter into sale and leaseback transactions, and that restrict the ability of the subsidiaries to incur indebtedness. Further, the Credit Agreement contains financial covenants that require the maintenance of maximum leverage and minimum interest coverage ratios.

Events of Default. The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company’s obligations under the Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated May 15, 2018, by and among Trimble Inc., the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC.

Date: May 16, 2018	By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel